Exhibit 4.1

THIS WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Warrant Agreement”), dated and effective as of February 23, 2022 (the “Issuance Date”), by Mawson Infrastructure Group, Inc., a Delaware corporation (the “Company”), for the benefit of the Holders (as defined below) of Warrants (as defined below) issued hereunder.

WHEREAS, the Company is issuing that certain secured promissory note, dated as of the date hereof (the “Secured Note”), to Celsius Mining LLC, a Delaware limited liability company, as lender (“Lender”), in connection with which the Company will issue to Lender warrants to purchase up to 3,850,000 shares of common stock, par value $0.001 per share, of the Company (each, a “Warrant Share” and, collectively, the “Warrant Shares”), subject to adjustment as described herein (each, a “Warrant” and, collectively, the “Warrants”);

WHEREAS, the Company and the initial Holder desire that the Company shall act the warrant agent hereunder, including in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed by the Company, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Company as Warrant Agent. The Company hereby agrees to serve as the warrant agent with respect to the Warrants issued hereunder.

2. Warrants.

2.1 Form of Warrant. The Warrants shall be held in book-entry form by the Company (each such Warrant being a “Book-Entry Warrant”). In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, then the Company shall deliver to each Holder (as defined below) separate certificates evidencing Warrants (“Warrant Certificates”), in the form of Exhibit A to this Warrant Agreement.

2.2 Registration.

2.2.1 Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfers of the Warrants.

2.2.2 Issuance of Warrants. Upon the initial issuance of the Warrants, the Company shall issue and deliver the Warrants in book-entry form by recording the issuance in the Warrant Register. Ownership of beneficial interests in the Warrants shall be shown on the Warrant Register subject to a Holder’s right to elect to receive a Warrant in certificated form in the form of Exhibit A to this Warrant Agreement. Any Holder desiring to elect to receive a Warrant in certificated form shall make such request in writing delivered to the Company pursuant to Section 2.2.6, and shall surrender to the Company the interest of the Holder on the Warrant Register. Thereupon, the Company shall execute and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.

2.2.3 Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (the “Holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

2.2.4 Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature, and no Warrant Certificate shall be valid for any purpose unless so executed. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.5 Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, to take any action that a Holder is entitled to take under this Warrant Agreement or the Warrants.

2.2.6 Warrant Certificate Request. As stated above, a Holder has the right to elect to receive a Warrant in certificated form in lieu of holding its Warrant as a Book Entry Warrant at any time or from time to time in a Warrant Exchange (as defined below) pursuant to a written request to the Company for a Warrant Certificate (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the deemed surrender upon delivery by the Holder of a number of its book-entry Warrants for the same number of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”). Upon written notice by a Holder to the Company for the exchange of some or all of such Holder’s Warrants for a Warrant Certificate evidencing the same number of Warrants, the Company shall, as soon as practicable, effect the Warrant Exchange and shall, as soon as practicable, issue and deliver to the Holder a Warrant Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Warrant Certificate shall be dated the original issue date of the Warrants, shall be manually executed by an authorized signatory of the Company, shall be in the form attached hereto as Exhibit A, and shall be reasonably acceptable in all respects to such Holder. In connection with a Warrant Exchange, the Company agrees to deliver the Warrant Certificate to the Holder within three (3) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”).

If the Company fails for any reason to deliver to the Holder the Warrant Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Warrant Certificate (based on the VWAP of the Common Stock on the Warrant Certificate Request Notice Date), $10 per Business Day (increasing to $20 per Business Day on the fifth (5th) Business Day after such liquidated damages begin to accrue) for each Business Day after such Warrant Certificate Delivery Date until such Warrant Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Warrant Certificate and, notwithstanding anything to the contrary set forth herein, the Warrant Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Warrant Agreement, shall not apply to the Warrants evidenced by the Warrant Certificate.

2.2.7 For purposes of clarity, if there is a conflict between the express terms of this Warrant Agreement and any Warrant Certificate in the form of Exhibit A hereto with respect to the terms of the Warrants, the terms of such Warrant Certificate shall govern and control.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. The exercise price per whole share of the Common Stock under each Warrant shall be $6.50, subject to adjustment hereunder (the “Exercise Price”).

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., Eastern time on the later to occur of (a) the eighteen (18) month anniversary of the Issuance Date and (b) the date on which the Secured Note has been satisfied and discharged (and in either case, if such date falls on a day other than a Business Day or on which trading does not take place on the Trading Market (a “Holiday”), the next day that is not a Holiday) (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date; provided, however, that if the VWAP on the Trading Day immediately preceding the Expiration Date is greater than the then current Exercise Price, each Holder of Warrants that has failed to submit a notice of exercise, in the form attached hereto as Exhibit B (a “Notice of Exercise”), prior to the expiration of the Warrants with respect to any of its Warrants shall be deemed to have properly exercised all such unexercised Warrants via “cashless exercise” pursuant to Section 3.3.8, effective at and as of 4:59 P.M. on the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Exercise and Payment. A registered holder may exercise a Warrant by delivering, not later than 5:00 P.M., Eastern time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Company in accordance with Section 8.3 (i) the Warrant Certificate evidencing the Warrants to be exercised, in the case of certificated Warrants, and (ii) an election to purchase the Warrant Shares underlying the Warrants to be exercised (the “Election to Purchase” and together with the Warrant Certificates, if any, the “Warrant Exercise Documents”), properly completed and duly executed by the registered holder on the reverse of the Warrant Certificate, if applicable. Within one (1) Trading Day after the Exercise Date, such holder must pay the Warrant Price for each Warrant to be exercised in lawful money of the United States of America by wire, certified or official bank check, or wire transfer, in immediately available funds unless such holder has elected to make a cashless exercise pursuant to Section 3.3.8. The term “Warrant Price” as used in this Warrant Agreement refers to price per share of Common Stock at which shares may be purchased at the time the Warrant is exercised.

If any of (A) the Warrant Certificate, if applicable, (B) the Election to Purchase, or (C) the Warrant Price therefor, is delivered to the Company after 5:00 P.M., Eastern Time, on the specified Exercise Date, the Warrants will be deemed to be received on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the registered holder as soon as practicable. In no event will a registered holder be entitled to interest accrued on funds deposited with the Company in respect of an exercise or attempted exercise of Warrants. If the Company believes that an exercise by a registered holder is invalid the Company will promptly notify such registered holder of the such fact and the reasons why it believes the exercise was invalid.

All funds received by the Company under this Warrant Agreement in respect of the exercise of Warrants shall be held by the Company in constructive trust for the benefit of the exercising Holder until the corresponding Warrant Shares have been issued, whereupon such funds shall be deemed released to the Company to use as it sees fit. Until such release, the Company shall not use such funds for any purposes, and shall hold such funds solely in the form of immediately available cash. If for any reason the corresponding Warrant exercise is not consummated, the Company shall promptly remit any such funds to the exercising Holder.

3.3.2 Issuance of Certificates. The Company shall, within a reasonable time, advise the Company’s transfer agent and registrar (the “Transfer Agent”) in respect of (a) the Warrant Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (b) the instructions of each registered holder with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (c) such other information as the transfer agent shall reasonably require. So long as the Holder delivers the Warrant Price (or notice of a Cashless Exercise) on or prior to the first (1st) Trading Day following the date on which the Warrant Exercise Documents have been delivered to the Company, then on or prior to the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Warrant Exercise Documents have been delivered to the Company, or, if the Holder does not deliver the Warrant Price (or notice of a Cashless Exercise) on or prior to the first (1st) Trading Day following the date on which the Warrant Exercise Documents have been delivered to the Company, then on or prior to the first (1st) Trading Day following the date on which the Warrant Price (or notice of a Cashless Exercise) is delivered (such earlier date, the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Warrant Exercise Documents, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. If the Company fails for any reason to deliver to such registered holder the Warrant Shares subject to an exercise notice by the Share Delivery Date, the Company shall pay to the registered holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable exercise notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or the registered holder rescinds such exercise.

If the Company fails to comply with the preceding paragraphs in this Section 3.3.2 by the Share Delivery Date, then, in addition to other rights it may have hereunder, the registered holder will have the right to rescind its exercise.

Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. Eastern time on the Exercise Date, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. Eastern time on the Exercise Date and the Exercise Date shall be the Share Delivery Date for purposes hereunder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by such Share Delivery Date.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Dividends. The accrual of dividends, if any, on the Warrant Shares issued hereunder will be governed by the terms generally applicable to the Common Stock. From and after the issuance of such Warrant Shares, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Common Stock, including the accrual of dividends, if any, on such Warrant Shares even prior to exercise of such Warrant Shares, and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Warrant Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to the Common Stock. For the avoidance of doubt, nothing in this Section 3.3.4 shall in any way limit the rights and privileges of the Holders set forth in Section 4.4.

3.3.5 No Fractional Exercise. A registered holder may exercise a Warrant from time to time only for whole shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of a Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the VWAP on the Exercise Date. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and delivered to the holder of the Warrant Certificate at the address specified on the books of the Company or as otherwise specified in writing by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant are exercised, a notation shall be made to the Warrant Register evidencing the balance of the Warrants remaining after such exercise.

3.3.6 No Transfer Taxes. Issuance of Warrant Shares shall be made without charge to a registered holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the registered holder or in such name or names as may be directed by the registered holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the registered holder, a Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the registered holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any exercise notice. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Warrant Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

3.3.7 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. Upon receipt by the Company of a duly executed Notice of Exercise (which may be by facsimile or email), a registered holder shall be deemed to have exercised its Warrant as specified in the Notice of Exercise for purposes of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended.

3.3.8 Optional Cashless Exercise. At any time during the term of this Warrant Agreement, the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” in which the holder shall be entitled to receive a number of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

      B

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Warrants are then being exercised.

B= as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 3.3.8.

3.3.9 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the registered holder the number of Warrant Shares that are not disputed.

3.3.10 [reserved].

3.4 Failure to Timely Deliver Securities. If either (I) the Company shall fail for any reason or for no reason on or prior to the applicable Share Delivery Date, (x) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue to the Holder a certificate for the number of shares of Common Stock to which the Holder is entitled and register such Common Stock on the Company’s share register or (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of the Warrants or (II) a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares that are the subject of the Exercise Notice (the “Exercise Notice Warrant Shares”) is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and (x) the Company fails to promptly, but in no event later than one (1) Business Day after such registration statement becomes unavailable, to so notify the Holder and (y) the Company is unable to deliver the Exercise Notice Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Exercise Notice Warrant Shares to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred to as a “Notice Failure” and, together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy- In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date.

Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares (or to electronically deliver such Warrant Shares) upon the exercise of the Warrants as required pursuant to the terms hereof. While the Warrants are outstanding, the Company shall cause its transfer agent to participate in the DTC Fast Automated Securities Transfer Program.

In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the applicable Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of the Warrants that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and (ii) if a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares that are subject to an Exercise Notice is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of the Warrants that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 3.4 or otherwise, and/or (y) switch some or all of such Exercise Notice from a cash exercise to a Cashless Exercise.

3.5 [reserved].

3.6 Rule 144.

(a) If the Warrant Shares are issued in a cashless exercise, the Company and the registered holder undertaking such cashless exercise acknowledge and agree that in accordance with Section 3(a)(9) of the Act, other than a change in law, the Warrant Shares take on the registered characteristics of the Warrants being exercised. For purposes of Rule 144(d) promulgated under the Act, as in effect on the Issuance Date, it is intended that the Warrant Shares issued in a cashless exercise shall be deemed to have been acquired by the holder of the Warrant Shares, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date the Warrants being exercised were originally issued pursuant to the Underwriting Agreement.

(b) The Company shall, at all times prior to the earlier to occur of (i) the date of sale or other disposition by the holders of a Warrant of or all shares of Common Stock issued on exercise of such Warrant or (ii) the expiration or earlier termination of a Warrant if a Warrant has not been exercised in full or in part on such date, use commercially reasonable efforts to timely file all reports required under the Exchange Act and otherwise timely take all actions necessary to permit the holder of such Warrant and/or the shares of Common Stock issued on exercise thereof to sell or otherwise dispose of such Warrant and shares pursuant to Rule 144 promulgated under the Act, provided that the foregoing with respect to the filing of reports required under the Exchange Act shall not apply in the event of a Merger Event following which the successor or surviving entity is not subject to the reporting requirements of the Exchange Act. If the holder of a Warrant proposes to sell Common Stock issuable upon the exercise of such Warrant in compliance with Rule 144, then, upon the holder of the Warrant’s written request to the Company, the Company shall furnish to the holder of the Warrant, within five (5) Business Days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of such Rule 144.

3.7 Conditional Exercise. Notwithstanding anything herein to the contrary, if a holder of Warrants desires to exercise Warrants to sell Warrant Shares in a registered public offering or for inclusion on a registration statement, such exercise may be conditioned upon the closing of such registered public offering or the effectiveness of such registration statement and the Exercise Price may be delivered, as applicable, (a) out of the holder’s proceeds from such registered public offering or (b) at or promptly following the effectiveness of such registration statement.

4. Adjustments.

4.1 Voluntary Adjustment By Company. The Company may at any time during the term of the Warrants reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company (but in no event for any period lasting less than 20 Trading Days from the date notice of such reduction has been delivered to the holders of Warrants). For the avoidance of doubt, if events and circumstances resulting in one or more adjustments to the Exercise Price and/or number of Warrant Shares occurs during the effective time of such reduction, upon the expiration of such reduction the Exercise Price and/or Number of Warrant Shares shall be recalculated de novo as if such price reduction pursuant to this Section 4.1 had never occurred.

4.2 Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 4.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.3 Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Issuance Date and on or prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrants (without regard to any limitations or restrictions on exercise of the Warrants) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

4.4 Rights Upon Distribution of Assets. In addition to any adjustments pursuant to Section 2 above, if, on or after the Issuance Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Warrants, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrants (without regard to any limitations or restrictions on exercise of the Warrants) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

4.5 Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under the Warrants in accordance with the provisions of this Section 4.5, including agreements to deliver to the Holder in exchange for the Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Warrants (without regard to any limitations on the exercise of the Warrants) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrants immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of the Warrants and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrants with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of the Warrants at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 4.3 and 4.4 above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrants prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrants been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrants), as adjusted in accordance with the provisions of the Warrants. Notwithstanding the foregoing, and without limiting Section 3.3.10 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4.5 to permit the Fundamental Transaction without the assumption of the Warrants. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of the Warrants at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 4.3 and 4.4 above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrants been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrants). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4.5 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, in the event of a Change of Control that is approved by the Company’s Board of Directors (and not for avoidance of doubt if the Chang of Control is not within the Company’s control), the Holder shall be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Change of Control, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrants, that is being offered and paid to the holders of Common Stock of the Company in connection with the Change of Control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Change of Control.

4.6 [Reserved.]

4.7 Notices of Certain Events to Allow Exercise. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to each registered holder at its last address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The registered holder shall remain entitled to exercise a Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4.8 [reserved].

4.9 [reserved].

4.10 Amendments to Existing Warrants. If at any time the terms of that certain Warrant Agreement, dated as of October 1, 2021, by and between the Company, Computer Share Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A. a federally chartered trust company (and any successor agreement thereto, the “October Warrant Agreement”), including any changes to the warrants issued pursuant thereto, such terms shall be applied, mutatis mutandis, to the terms of this Warrant Agreement and the warrants issued hereunder, including without limitation any reduction in the Exercise Price pursuant to Section 4.1 of the October Warrant Agreement (provided that any such reduction shall remain in effect for the at least the minimum period specified in Section 4.1 of this Warrant Agreement). As promptly as practicable, the Company shall deliver a notice each Holder summarizing in reasonable detail such changes.

4.11 Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. Except where expressly stated otherwise, for purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, (a) in the case of a certificated Warrant, upon surrender of such Warrant for transfer, duly endorsed with signatures and accompanied by appropriate instructions for transfer or (b) in the case of a Book-Entry Warrant, upon the submission of a properly completed transfer notice, in the form attached hereto as Exhibit C. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued (in certificated form or book-entry form, as requested by the transacting parties or, in the absence of such direction, in the same form as the Warrant to be transferred), and the old Warrant shall be cancelled.

5.2 Procedure for Surrender of Warrants. Warrants and/or notices of transfer may be submitted to the Company, and thereupon the Company shall issue in exchange therefor one or more new Warrants (or shall update the Warrant Register, in the case of Book-Entry Warrants) as requested by the registered holder of the Warrants so surrendered or otherwise transferred, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (or in the case of Book-Entry Warrants is noted as being subject to a restricted legend on the Warrant Register), the new Warrants shall also bear the same restrictive legend (unless the Company shall have received a written certification of the relevant Holders to its reasonable satisfaction to the effect that (i) the transfer restrictions set forth in the restrictive legend no longer apply or (ii) the transfer is being made pursuant to Rule 144 under the Securities Act of 1933, as amended). Upon any such registration of transfer, the Company shall execute and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants (or in the case of Book-Entry Warrants shall update the Warrant Register accordingly).

5.3 Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. A registered holder shall not incur any service charge for any exchange or registration of transfer of Warrants.

5.5 [reserved].

6. Other Provisions Relating to Rights of Registered Holders of Warrants.

6.1 No Rights as Stockholder. Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. In addition, nothing contained in this Warrant Agreement shall be construed as imposing any liabilities on a registered holder to purchase any securities (upon exercise of a Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

6.2 Lost, Stolen or Destroyed Warrants. The Company shall issue replacement Warrants for those certificates alleged to have been lost, stolen or destroyed, upon receipt by the Company of an indemnification undertaking holding the Company harmless and, at the Company’s request, reimbursement to the Company of all reasonable expenses incidental thereto, absent notice to the Company that such certificates have been acquired by a bona fide purchaser. The Company may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

6.3 Authorized Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of the Warrants (without regard to any limitations on exercise).

6.4 NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, and will at all times in good faith carry out all of the provisions of the Warrants and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of the Warrants above the lesser of (x) the Exercise Price then in effect and (y) $0.001 per share, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of the Warrants, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6.5 Redemptions; Stock Buy-Backs. The Company shall not engage in any redemptions or repurchases of Common Stock (other than in respect of customary limited exceptions including repurchases from employees or other service providers in connection with bona fide equity compensation programs or separations of service or failure to vest) unless it shall have provided the holders of Warrants (a) fifteen (15) days prior notice of such redemptions or repurchases, and (b) if a holder of Warrants exercises some or all of his Warrants within ten (10) days of the notice of such redemptions or repurchases, the right, but not the obligation, to participate in such redemptions or repurchases ratably, in the same proportion to the total amount of shares being redeemed or repurchased as the ratio of the number of total number of Warrant Shares underlying the Warrants (whether or not the Warrants are exercised) by such holder to the total number of outstanding shares of Common Stock.

6.6 Registration Rights. If the Company grants registration rights to any of the holders of its Common Stock after the Issuance Date, the Company shall grant registration rights to the Holders of Warrants for any Warrant Shares, comparable to such registration rights granted to the holders of its Common Stock (a “Registration Rights Agreement”), in respect of any Warrant Shares with the following exceptions and clarifications:

(a) Holders will not have the right to demand registration, but can otherwise participate in any registration demanded by others or initiated by the Company (excluding registrations of equity compensation on Form S-8), and in such registrations the Holders shall be subject to cutbacks, if at all, on terms no less favorable than the most favorable cutback terms applied to any other stockholders entitled to participate in such registration on a demand or piggy-back basis;

(b) Holders will be subject to the same provisions regarding indemnification as contained in the applicable registration rights agreements;

(c) the registration rights are freely assignable by a Holders of Warrants in connection with a transfer of Warrants or the Warrant Shares; and

(d) Holders of this Warrant shall be subject to a market standoff agreement or lock-up agreement on similar terms to the stockholders and management involved in the registration; provided that such lock-up or standoff duration shall not be longer than the shortest lock-up or standoff period applicable to other stockholders or management.

7. Compliance with Securities Act.

7.1 Agreement to Comply with the Securities Act; Legend. The Holders, by acceptance of the Warrants, agree to comply in all respects with the provisions of this Section 7 and the restrictive legend requirements set forth on the face of this Warrant Agreement and further agree that such Holder shall not offer, sell or otherwise dispose of any Warrant or any Warrant Shares to be issued upon exercise thereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

7.2 Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(a) The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(b) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

8. Miscellaneous Provisions.

8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or any Holder of Warrants in respect of the issuance, transfer or delivery of Warrants or of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes or charges in respect of subsequent transfers of the Warrant Shares to a different holder.

8.2 Successors. Subject to applicable securities laws, this Warrant Agreement and the Warrants and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of each registered holder. The provisions of this Warrant Agreement are intended to be for the benefit of any holder from time to time of this Warrant Agreement and shall be enforceable by the holder or holder of Warrant Shares.

8.3 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant to or on the Company shall be in writing and delivered by hand or sent by registered or certified mail or overnight courier service addressed (until another address is filed in writing by the Company with the Warrant Agent), or by facsimile transmission (as long as the sender maintains a fax delivery report confirming receipt by the recipient and is considered delivered when sent or if after normal business hours the next Business Day) or by email (as long as no bounce back is received by the sender), as follows:

MAWSON INFRASTRUCTURE GROUP INC.
LEVEL 5, 97 PACIFIC HIGHWAY
NORTH SYDNEY NSW C3 2060
Attn: CEO
james@mawsoninc.com

8.4 Jurisdiction. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.5 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

8.6 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Company, for inspection by the registered holder of any Warrant.

8.7 Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Warrant Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.8 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.9 Amendments. All modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Company, on the one hand, and the registered holders of Warrants equal to at least 67% of the Warrant Shares issuable upon exercise of all then outstanding Warrants, on the other hand; provided, however, that no amendment to this Agreement that adversely and disproportionately affects any Holder (as compared to the other Holders) shall be effective against such Holder without its express written consent. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of this Warrant Agreement unless the same consideration is also offered to all holders of the Warrants.

8.10 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant Agreement.

8.11 Restrictions. Each registered holder acknowledges that the Warrant Shares acquired upon the exercise of a Warrant, if not registered, and the registered holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

8.12 Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of a registered holder shall operate as a waiver of such right or otherwise prejudice such a registered holder’s rights, powers or remedies. Without limiting any other provision of this Warrant Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant Agreement or the Warrants, which results in any material damages to a registered holder, the Company shall pay such registered holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the registered holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

8.13 Limitation of Liability. No provision hereof, in the absence of any affirmative action by the registered holder to exercise a Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of a registered holder, shall give rise to any liability of each registered holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

8.14 Remedies. The registered holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance by the Company of the registered holders rights under this Warrant Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant Agreement and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate. Notwithstanding the foregoing or anything else herein to the contrary, other than as expressly provided in Section 3.3.2, Section 3.4 or Section 4.5 hereof, if the Company is for any reason unable to issue and deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the holder any cash or other consideration or otherwise “net cash settle” this Warrant; provided that the foregoing shall not limit or supersede the applicability of Section 4.5 hereof.

8.15 [reserved].

8.16 [reserved].

8.17 Force Majeure. Notwithstanding anything to the contrary contained herein, the Company will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, epidemics, pandemics, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

9. Certain Definitions. For purposes of this Warrant Agreement, the following terms shall have the following meanings:

9.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

9.2 [reserved].

9.3 “Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

9.4 “Black Scholes Value” means the value of the Warrants based on the Black- Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrants as of such date of request, (ii) an expected volatility equal to the greater of (x) 100% and (y) the volatility obtained from the HVT function on Bloomberg for the one hundred (100) Trading Day period beginning with the First Trading Day immediately following the public announcement of the applicable Change of Control (iii) the underlying price per share used in such calculation shall be the greater of (a) the highest VWAP during the five (5) Trading Days prior to the closing of the Change of Control and (b) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Change of Control, (iv) a zero cost of borrow and (v) a 365 day annualization factor.

9.5 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

9.6 “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having Common Stock or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

9.7 “Common Stock” means (i) the Company’s shares of Common Stock and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

9.8 “Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

9.9 “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

9.10 “Expiration Date” has the meaning set forth in Section 3.2.

9.11 “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Issuance Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

9.12 “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

9.13 “Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of the Company, (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity, or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

9.14 “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

9.15 “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

9.16 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

9.17 “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. If the Company’s Common Stock does not trade on a Trading Market, then the Standard Settlement Period shall be two (2) Trading Days.

9.18 “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

9.19 “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

9.20 “Trading Day” means any day on which the Common Stock is traded on the Trading Market, or, if the Trading Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

9.21 “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or OTCQX (or any successors to any of the foregoing).

9.22 “Transaction Documents” means any agreement entered into by and between the Company and the Holder, as applicable.

9.23 “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

MAWSON INFRASTRUCTURE GROUP, INC.

By:	/s/James Manning
Name:	James Manning
Title:	CEO

CELSIUS MINING LLC

By:	/s/ Roni Cohen Pavon
Name:	Roni Cohen Pavon
Title:	Chief Revenue Officer

[Signature Page to Warrant Agreement - Celsius]

Exhibit A

Warrant Certificates

WARRANT CERTIFICATE #:	NUMBER OF WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT DATED AS OF [●], 2022, BY THE COMPANY AND FOR THE BENEFIT OF THE HOLDERS OF WARRANTS ISSUED THEREUNDER, A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICES OF THE COMPANY.

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THESE SECURITIES ARE NOT TRANSFERABLE EXCEPT TO THE EXTENT PERMITTED UNDER THE TERMS OF THE WARRANT AGENCY AGREEMENT.”

Mawson Infrastructure Group, Inc.

Incorporated under the laws of the State of Delaware

WARRANT CERTIFICATE

Evidencing Warrants to Purchase shares of Common Stock of Mawson Infrastructure Group, Inc.

THIS WARRANT WILL BE VOID IN ACCORDANCE WITH THE TERMS OF THE WARRANT AGREEMENT

REGISTERED

OWNER:

THIS CERTIFIES THAT, for value received, the registered owner whose name is inscribed hereon is the registered holder of a Warrant or Warrants (the “Warrant”) to purchase one fully paid and non-assessable share of Common Stock, par value $0.001 (“Shares”), of Mawson Infrastructure Group, Inc., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase and receive from the Company, such number of Shares of the Company subject to the terms and conditions set forth herein and in the Warrant Agreement. The Warrant Agreement provides that upon the occurrence of certain events, the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of a Share will be issued upon any exercise of a Warrant.

Upon due presentment for registration of transfer of the Warrant Certificate at the office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations on transfers provided in the Warrant Agreement.

The Company may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

This Warrant Certificate is not valid unless the signatures of its duly authorized officers are below.

Dated:

___________________________

___________________________

____________________________

____________________________

Chief Executive Officer	Chief Financial Officer

Ex A-1

(Reverse Side)

 ASSIGNMENT FORM

To Be Executed by the Registered Holder in Order to Assign Warrants if a permitted transfer

For Value Received, ____________________ hereby sell, assign, and transfer unto:

_____________________________________________

_____________________________________________

_____________________________________________

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

 ____________________________________________

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to:

_____________________________________________

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

 Dated: _____________________

_____________________________________________

(SIGNATURE)

The signature to the assignment of this Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the American Stock Exchange, New York Stock Exchange, Pacific Stock Exchange or Chicago Stock Exchange or as otherwise permitted by the Agent.

Ex A-2

Exhibit B

Notice of Exercise

To: MAWSON INFRASTRUCTURE GROUP, Inc.

(1) The undersigned hereby irrevocably elects to purchase ________ shares of Common Stock of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrants as is necessary, in accordance with the formula set forth in subsection 3.3.8, to exercise this Warrant with respect to the number of shares of Common Stock set forth above.

(3) Please issue said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

_______________________________

The shares of Common Stock shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

_________________________________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ____________________________________________________________________________________

Ex B-1

Exhibit C

Transfer Notice

(to be executed by the registered holder in order to assign Warrants)

For Value Received, ___________________________ hereby sells, assigns, and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to:

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

Warrants to purchase ________________shares of Common Stock represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: _______________

(SIGNATURE)

The signature to the assignment of the Subscription Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the American Stock Exchange, New York Stock Exchange, Pacific Stock Exchange or Chicago Stock Exchange

Ex C-1